THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE, OR AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS UNDER THE ACT OR SUCH STATE LAW.

VITESSE SEMICONDUCTOR CORPORATION

______________________________

SERIES A COMMON STOCK PURCHASE WARRANT

VOID AFTER 5:00 P.M. PACIFIC TIME, ON OCTOBER 2, 2011

Certificate No. A-1

Dated January 25, 2007

1.        Grant. Vitesse Semiconductor Corporation, a Delaware corporation (the “Company”) hereby grants to Alvarez & Marsal, LLC (“A&M”) or its assigns or transferees (collectively, the “Holder”), at the exercise price set forth in Section 3 below, the right to purchase One Hundred Fifty Thousand (150,000) shares of the Common Stock, subject to adjustment from time to time as provided in Section 5 hereof (the “Warrant Shares”). Irrespective of any adjustments in the Exercise Price (as defined below) or the number or kind of shares purchasable upon the exercise of this Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant.

2.            Exercise Period. The right to exercise this Warrant, in whole or in part, begins on the date of this Warrant and expires on October 2, 2011 (the “Expiration Date”).

3.            Exercise Price. The exercise price of this Warrant is $1.20 per share, subject to adjustment from time to time as provided in Section 5 hereof (the “Exercise Price”).

4.	Exercise of Warrant.

(a)          This Warrant may be exercised, at any time and from time to time but not later than the Expiration Date, by the Holder hereof, in whole or in part (but not as to a fractional share of Common Stock), by the completion of the subscription form attached hereto and by the surrender of this Warrant at the Company’s offices a 741 Calle Plano, Camarillo, California 93012 (or at such other location in the United States as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), and by payment to the Company of the Exercise Price, in cash or by certified or official bank check, for each share being purchased. In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the total number of whole shares of Common Stock so purchased, registered in the name of the Holder, shall be delivered to the Holder within a reasonable time, not exceeding five business days, after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired or otherwise been fully exercised, a new Warrant representing the number of shares (except a remaining fractional share) with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such time. With respect to any such exercise, the Holder shall for all purposes be deemed to have become the holder of record of the number of shares of Common Stock evidenced by such certificate or certificates from the date on which this Warrant was surrendered and payment of the Exercise Price was made (the “Exercise Date”) irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date on which the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. No fractional shares shall be issued upon exercise of this Warrant and, except as provided in Sections 5 and 6, no payment or adjustment shall be made upon any exercise on account of any cash dividends or distributions on the Common Stock, the record date of which is prior to the date the Holder is deemed to become the holder of record of the Warrant Shares pursuant to the previous sentence. If any fractional interest in a share of Common Stock would, except for the provisions of this Section 4, be delivered upon any such exercise, the Company, in lieu of delivering the fractional share thereof, shall pay to the Holder an amount in cash equal to the Current Market Price of such fractional interest on the Exercise Date.

(b)          In lieu of cash as described in Section 4(a), the Holder shall have the right to exercise this Warrant or any portion thereof (the “Net Issuance Right”) by the surrender of this Warrant to the Company as provided in Section 4(a) with a completed subscription form attached hereto marked to reflect net issuance exercise with respect to a particular number of shares subject to this Warrant noted on the subscription form attached hereto (the “Net Issuance Warrant Shares”), whereupon the Company shall deliver to the Holder (without payment by the Holder of any cash or other consideration) that number of shares of fully paid and nonassessable Common Stock equal to the quotient obtained by dividing (X) the value of this Warrant (or the specified portion hereof exercised) on the Net Issuance Exercise Date, which value shall be determined by subtracting (A) the aggregate Exercise Price of the Net Issuance Warrant Shares immediately prior to the exercise of the Net Issuance Right from (B) the aggregate Current Market Price of the Net Issuance Warrant Shares issuable upon exercise of this Warrant (or the specified portion hereof exercised) on the Exercise Date as provided herein by (Y) the Current Market Price of one share of Common Stock on the Exercise Date.

(c)          In lieu of the payment methods set forth in Sections 4(a) and (b) above, when permitted by law and applicable regulations (including rules of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) and the National Association of Securities Dealers (the “NASD”)), the Holder may pay the Exercise Price through a “same day sale” commitment from the Holder (and if applicable a broker-dealer that is a member of the NASD (an “NASD Dealer”)), whereby the Holder irrevocably elects to exercise this Warrant (or the specified portion hereof exercised) and to sell a portion of the Warrant Shares so purchased to pay the Exercise Price and the Holder (or, if applicable, the NASD Dealer) commits upon sale (or, in the case of the NASD Dealer, upon receipt) of such Warrant Shares to forward the Exercise Price directly to the Company. Upon receipt of such commitment, if requested by the NASD Dealer, the Company shall deliver an acknowledgement to the NASD Dealer that the

Company will deliver the Warrant Shares to such NASD Dealer on or prior to the settlement date. Upon receipt of the Warrant Shares from the Company, the NASD Dealer shall deliver to the Company cash sale proceeds sufficient to cover the Exercise Price.

5.            Adjustment of Exercise Price and Number of Warrant Shares Issuable. The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time as provided in this Section 5. For purposes of this Section 5, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a)	Adjustment for Change in Capital Stock.

If the Company:

(1)          pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(2)          subdivides its outstanding shares of Common Stock into a greater number of shares;

(3)          combines its outstanding shares of Common Stock into a smaller number of shares;

(4)          makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(5)          issues (by reclassification of its Common Stock) any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving entity);

then the Exercise Price in effect immediately prior to such action shall be proportionately adjusted so that the Holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which such Holder would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

If after an adjustment a Holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Board, in good faith, shall reasonably determine the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.

Such adjustment shall be made successively whenever any event listed above shall occur.

(b)	Adjustment for Rights Issue.

If the Company distributes any rights, options or warrants to all holders of its Common Stock entitling them to purchase shares of Common Stock at a price per share less than the current Exercise Price per share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, the Exercise Price shall be adjusted in accordance with the formula:

where:

E'	=	the adjusted Exercise Price.
E	=	the Exercise Price in effect immediately prior to such adjustment.
O	=	the number of shares of Common Stock outstanding on the record date.

N = the number of additional shares of Common Stock underlying the rights, options or warrants issued.

P = the offering price per share of the additional shares underlying the rights, options or warrants issued.

The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, options or warrants. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Exercise Price shall be immediately readjusted to what it would have been if 'N' in the above formula had been the number of shares actually issued.

(c)	Adjustment for Other Distributions.

If the Company distributes to all holders of its Common Stock any of its assets or debt or other securities (other than Common Stock) or any rights, options or warrants to purchase assets, debt or other securities (other than Common Stock) of the Company, the Exercise Price shall be adjusted in accordance with the formula:

where:

E'	=	the adjusted Exercise Price.
E	=	the Exercise Price in effect immediately prior to such adjustment.

F = the fair market value on the record date mentioned below of the assets, debt or other securities, rights, options or warrants distributable to shareholders per share of outstanding Common Stock. The Board shall determine such fair market value reasonably and in good faith.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution. In the event that “F” exceeds one-half of “E” for any transaction or series of related transactions, then no adjustment in “E” shall be made pursuant to the formula contained in this clause (c) and, instead, the Company shall provide that the Holder shall be entitled upon exercise of this Warrant, without duplication, to its proportionate share of the assets, debt or other securities or such rights, options or warrants as it would have been entitled to had the Holder exercised this Warrant at the latest time necessary to be entitled, as a shareholder, to such distribution directly; provided, however, in the case of such rights, options or warrants, such calculation shall be made as if such rights, options or warrants had been exercised ( and such fair market value of assets, debt or other securities shall be reduced by the exercise price of such rights, options or warrants). If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Exercise Price shall be immediately readjusted to what it would have been if the rights, options or warrants not exercised had never been issued.

This subsection (c) does not apply to rights, options or warrants referred to in subsection (b) of this Section 5.

(d)	Adjustment for Common Stock Issue.

If the Company issues shares of Common Stock, other than Excluded Stock, for a consideration per share less than the lower of the Current Market Price and the current Exercise Price on the date the Company fixes the offering price of such additional shares, the Exercise Price shall be adjusted in accordance with the formula:

where:

E'	=	the adjusted Exercise Price.
E	=	the Exercise Price in effect immediately prior to such adjustment.

O = the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares.

P = the aggregate consideration received for the issuance of such additional shares of Common Stock.

A = the number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

(e)	Adjustment for Convertible Securities Issue.

If the Company issues any securities convertible into or exchangeable for Common Stock (other than securities issued in transactions described in subsections (b) and (c) of this Section 5 and other than Excluded Stock) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities for less than the lower of the Current Market Price and the current Exercise Price on the date of issuance of such securities, the Exercise Price shall be adjusted in accordance with this formula:

where:

E'	=	the adjusted Exercise Price.
E	=	the Exercise Price in effect immediately prior to such adjustment.

O = the number of shares of Common Stock outstanding immediately prior to the issuance of such securities.

P	=	the aggregate consideration received for the issuance of such securities.

D = the maximum number of shares of Common Stock deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. For purposes of this Section 5(e), the modification or amendment (including through anti-dilution adjustment) of any class of securities outstanding as of the date hereof or hereafter issued that is convertible into or exchangeable for Common Stock, which modification or amendment has the effect of reducing the conversion or exchange price or ratio of such class in effect as of the date hereof shall be deemed to be the issuance of a new security.

If all of the Common Stock deliverable upon conversion or exchange of such securities have not been issued when such securities are no longer outstanding, then the Exercise Price shall promptly be readjusted to the Exercise Price which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of the actual number of shares of Common Stock issued upon conversion or exchange of such securities.

(f)	Consideration Received.

For purposes of any computation respecting consideration received pursuant to subsections (d) or (e) of this Section 5, the following shall apply:

(1)          in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(2)          in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board (irrespective of the accounting treatment thereof), whose determination shall be conclusive, and described in a Board resolution; and

(3)          in the case of the issuance of securities convertible into or exchangeable or exercisable for assets or debt or other securities, including Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion, exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this subsection).

(g)	When De Minimis Adjustment May Be Deferred.

No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

All calculations under this Section shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(h)	When No Adjustment Required.

No adjustment shall be made for rights to purchase Excluded Stock or Common Stock pursuant to a Company plan for reinvestment of dividends or interest.

To the extent this Warrant becomes exercisable for cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

(i)	Notice of Adjustment.

Whenever the Exercise Price is adjusted, the Company shall promptly provide notice thereof in the manner set forth in Sections 7(c) and 15 hereof.

(j)	Voluntary Reduction.

The Company from time to time may reduce the Exercise Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period.

Whenever the Exercise Price is reduced, the Company shall mail to the Holder a notice of the reduction. The Company shall mail the notice at least 15 days before the date the reduced Exercise Price takes effect. The notice shall state the reduced Exercise Price and the period it will be in effect.

A reduction of the Exercise Price does not change or adjust the Exercise Price otherwise in effect for purposes of subsections (a), (b), (c), (d) and (e) of this Section 5.

(k)	Limitation on Adjustment of Exercise Price.

Under no circumstances may the Exercise Price be adjusted to an amount less than the per share par value of the Common Stock.

(l)	Notice of Certain Transactions.

If:

(1)          the Company takes any action that would require an adjustment to the Exercise Price pursuant to subsections (a), (b), (c), (d) or (e) of this Section 5;

(2)          the Company takes any action that would require an agreement pursuant to subsection (m) of this Section 5; or

(3)	there is a liquidation or dissolution of the Company,

the Company shall mail to the Holders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of any of the foregoing. The Company shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

(m)	Reorganization of Company.

In case of any consolidation of the Company with or merger of the Company into another entity, the Company or such successor entity shall execute and deliver to the Holder an agreement, which shall be binding on the Holder, that the Holder shall have the right thereafter, and until the Expiration Date, upon payment of the applicable Exercise Price in effect immediately prior to such action (after giving effect to any applicable adjustments under subsections (a) through (e) of this Section 5) to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property (including cash) that the Holder would have owned or have been entitled to receive after the happening of such consolidation or merger had such Warrant been exercised immediately prior to such action. The Company shall at its sole expense mail by first class mail, postage prepaid, to the Holder notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be substantially identical to the adjustments provided for in this Section 5. In addition, the Company shall not merge or consolidate with or into, any other entity unless the successor entity (if not the Company), shall expressly assume, by agreement, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company. The provisions of this subsection (m) shall similarly apply to successive consolidations or mergers. Any statutory exchange or transfer, sale, exchange, lease or other disposition of all or substantially all of the assets of the Company for a consideration consisting primarily of equity securities shall be deemed a consolidation or merger for the foregoing purposes.

If this subsection (m) applies, subsections (a), (b), (c), (d) and (e) of this Section 5 do not apply.

(n)	Company Determination Final.

Any determination that the Company or the Board must make pursuant to subsection (a), (c), (d), (e), (f), (g) or (j) of this Section 5 is conclusive if made reasonably and in good faith.

(o)	Adjustment in Number of Shares.

Upon each adjustment of the Exercise Price pursuant to Section 5, each Warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of shares of Common Stock (calculated to the nearest hundredth) obtained from the following formula:

where:

N' = the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

N = the number of Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price immediately prior to adjustment.

E'	=	the adjusted Exercise Price.
E	=	the Exercise Price immediately prior to adjustment.

(p)	No Increase in Exercise Price.

In no event shall any such adjustment have the effect of increasing the Exercise Price as otherwise determined pursuant to this Section 5, except for readjustments of the Exercise Price as contemplated by Sections 5(b), (c) and (e), and then in no event to an amount larger than the Exercise Price as finally adjusted pursuant to such Sections.

6.            Participation in Dividends, Distributions, Repurchases or Redemptions. If the Company declares any dividend or makes any distribution on its Common Stock in each case, that is not in shares of Common Stock, or repurchases or redeems any of its Common Stock (except forfeitures and/or repurchases by the Company, of any shares of Common Stock or options pursuant to any employment agreements with executives of the Company or pursuant to any existing stock option, incentive, purchase, restricted stock or similar stock agreement or stock benefit plan or program of the Company, any option or restricted stock granted pursuant to any such stock plan or program or any agreement evidencing any such option or restricted stock), the Company will provide the Holder with written notice of such event within twenty (20) days prior to such event, and offer to include the Holder in such dividend, distribution, repurchase or redemption, but only if the Holder exercises this Warrant in full within ten (10) days following written notice of such event (or any record date with respect thereto).

7.	Prior Notice as to Certain Events.

(a)          Dividends, Distributions, Subscription Rights. If the Company (i) offers any subscription rights pro rata to the holders of its Common Stock generally to purchase any additional shares of stock of any class or any other rights, or (ii) authorizes the issuance of shares of Common Stock or Common Stock Equivalents, then at least fifteen (15) days prior to the record date for such action, the Company will send written notice of such action (in reasonable detail) and the dates on which (A) the Company will close its books or take a record for such action, (B) such action will occur, and (C) the holders of Common Stock of record will participate in such action.

(b)          Reorganizations, etc. If the Company (i) enters into any reorganization, reclassification of its capital stock or equity securities, or (ii) is the subject of a voluntary or involuntary dissolution, liquidation or winding up of the Company, then at least fifteen (15) days prior to the record date for such action or transaction, the Company will send written notice of the dates on which (A) the Company will close its books or take a record for such action, (B) such action will occur, and (C) if applicable, the holders of capital stock of record may exchange their capital stock for securities or other property deliverable with respect to such action.

(c)          Certificate as to Adjustments. In each case of any adjustment or readjustment in the number of shares, securities or other property issuable upon exercise of this Warrant, the Company at its expense will promptly provide written notice to the Holder stating the number of shares of Common Stock, other securities or other property then issuable upon exercise of this Warrant and the applicable Exercise Price after such adjustment, showing how such amounts were calculated.

8.            Reservation of Common Stock. The Company will reserve and keep available for issuance and delivery upon the exercise of this Warrant such number of its authorized but unissued shares of Common Stock or other securities or assets of the Company as will be sufficient to permit the exercise in full of this Warrant. Upon issuance, each of the Warrant Shares will be validly issued, fully paid and nonassessable, free and clear of all preemptive or similar rights, liens, security interests, charges and other encumbrances and/or restrictions on sale or otherwise, except as imposed by any applicable securities laws and Section 10 below.

9.            No Voting Rights; Limitations of Liability. Prior to exercise, this Warrant will not entitle the Holder to any voting rights or other rights as a stockholder of the Company not granted herein. No provision of this Warrant, in the absence of affirmative action by the Holder to exercise this Warrant, and no enumeration in this Warrant of the rights or privileges of the Holder, will give rise to any liability of such Holder for the Exercise Price.

10.          Sale of Warrant or Warrant Shares. Neither the sale of this Warrant nor the issuance of any of the Warrant Shares upon exercise of this Warrant have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or under the securities laws of any state. The issuance of the Warrant Shares upon exercise of this Warrant shall be subject to compliance with all applicable Federal and state securities laws. Neither this Warrant nor any of the Warrant Shares (when issued) may be sold, assigned, transferred, pledged or hypothecated or otherwise disposed of except: (i) as permitted by any effective registration statement under the Securities Act and such registration or qualification as may be required under the securities laws of any state in question, or (ii) as permitted by an exemption from such registration and/or qualification requirements under the Securities Act and the securities laws of any state or if any such registration and/or qualification is not required. The Company shall cause each certificate evidencing any such Warrant Shares to bear the following legend:

The SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REASONABLY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

11.	Private Placement.

By accepting this Warrant, the Holder represents and warrants to, and agrees with, the Company as follows:

(a)         The Holder understands that the offer and sale of this Warrant and the Warrant Shares are intended to be exempt from registration and the Securities Act pursuant to Section 4(2) of the Securities Act or, in the case of Warrant Shares paid for pursuant to Section 4(b) hereof, Section 3(a)(9) of the Securities Act, if applicable. This Warrant and the Warrant Shares to be received by the Holder pursuant to this Warrant are being or will be acquired for the account of the Holder and with no intention of distributing or reselling this Warrant or such Warrant Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state.

(b)        The Holder is an “accredited investor” as such term is defined in Section 501(a) of Regulation D promulgated under the Securities Act.

(c)         The Holder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in this Warrant and the Warrant Shares and the Holder is capable of bearing the economic risks of such investment, including a complete loss of its investment in this Warrant and the Warrant Shares.

(d)        The Holder has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of this Warrant and the Warrant Shares and other related matters. The Holder further represents and warrants that the Company has made available to the Holder or its agents all documents and information relating to an investment in this Warrant and the Warrant Shares requested by or on behalf of the Holder.

(e)         The Company has not advised the Holder with respect to tax, accounting or regulatory implications of an investment in this Warrant or the Warrant Shares. The Holder has made an independent investment decision to purchase this Warrant and the Warrant Shares after conducting such investigation as it has deemed appropriate, which has included a review of the terms of this Warrant and the Warrant Shares, of the risks relating to an investment in this Warrant and the Warrant Shares, and of the tax, accounting and any regulatory implications relating to an investment in this Warrant and the Warrant Shares.

12.           Replacement of Warrant. If the Holder provides evidence that this Warrant or any certificate or certificates representing the Warrant Shares have been lost, stolen, destroyed or mutilated, the Company (at the request and expense of the Holder) will issue a replacement warrant or certificates, as the case may be, upon reasonably satisfactory indemnification by the Holder (if required by the Company).

13.          Governing Law. The laws of the State of Delaware (other than its conflict of law rules) govern this Warrant.

14.	Information Covenants.

(a)          Cooperation. The Company shall cooperate with each Holder and each holder of Warrant Shares in supplying such information as may be reasonably necessary for such Person to complete and file any information reporting forms presently or hereafter required by the Securities and Exchange Commission as a condition to the availability of an exemption under the Securities Act and any applicable state securities law for the sale or purchase of this Warrant or any Warrant Shares.

(b)          Delivery of Periodic Reports. So long as the Common Stock of the Company is subject to the periodic reporting requirements of Section 13 or Section 15(d) of the Exchange Act, then the Company shall provide the Holder of this Warrant with copies of all annual reports, proxy statements or other communications provided (and as soon as practicable after provided) by the Company to the holders of the Company’s Common Stock.

15.          Notice. All notices and other communications given to or made under this Warrant shall be in writing and shall be given to the Company at its offices and to the Holder at its address shown on the books of the Company, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 15, and shall be given only by, and shall be deemed to have been received upon: (i) registered or certified mail, return receipt requested, on the date on which such notice is received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier for next Business Day delivery, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

16.          Amendment. The terms and provisions of this Warrant may be amended, modified or waived at any time only with the prior written consent of the Company and the Holder.

17.          Definitions. The following terms used in this Warrant shall have the following meanings:

“Board” means the board of directors of the Company.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Common Stock Equivalent” means any security of the Company that is directly or indirectly convertible, exercisable, or exchangeable into or for Common Stock or any other Common Stock Equivalent at any time.

“Current Market Price” shall mean as of any specified trading day, (i) the closing price on such day on the principal stock exchange, including The Nasdaq Global Market and The Nasdaq Capital Market, on which such Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange, the average of the closing bid and asked prices on such day as officially quoted on any such exchange, (iii) if such Common Stock is not then listed or admitted to trading on any stock exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by the OTC Bulletin Board, Pink Sheets LLC or similar publisher of such quotations, (iv) in the case of a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in New York City, New York, customarily published on each business day, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in questions) for which prices have been so reported, and (v) if there are no bid and asked prices reported during the 30 days prior to the date in question, the Current Market Price of the security shall be determined in good faith by the Board and set forth in a written notice to the Holder.

“Excluded Stock” means (a) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock, in each case which is subject to Section 5(a), (b) the issuance of shares of Common Stock (including upon exercise of options, warrants or other securities) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other agreement approved by the Board which do not, in the aggregate, exceed 10 million shares, (c) the issuance of shares of Common Stock upon exercise of this Warrant, and (d) the grant and issuance of any warrant issued after the date hereof pursuant to the Letter Agreement, dated as of October 2, 2006, between the Company and the Holder.

18.          Dispute Resolution. In the event of any dispute or disagreement between the Company and the Holder as to the interpretation of any provision of this Warrant, the parties shall promptly meet in a good faith effort to resolve the dispute. Should such good faith effort fail to resolve the dispute, the Company and the Holder shall be free to pursue and exercise any and all legal rights and remedies available to them.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its Chief Executive Officer as of the date first written above.

VITESSE SEMICONDUCTOR CORPORATION, a Delaware corporation By: /s/ CHRISTOPHER GARDNER Name: Christopher Gardner Title: Chief Executive Officer

IRREVOCABLE SUBSCRIPTION

To:	_______________________

The undersigned hereby elects to exercise its right under the attached Warrant by purchasing ____ shares of the Common Stock of Vitesse Semiconductor Corporation, and hereby irrevocably subscribes to such issue. The certificates for such shares shall be issued in the name of:

______________________________

(Name)

______________________________

(Address)

______________________________

(Taxpayer Number)

and delivered to:

______________________________

(Name)

______________________________

(Address)

FORM OF PAYMENT OF EXERCISE PRICE:

(check one)

☐	Section 4(a). The undersigned tenders herewith the aggregate Exercise Price in full in the form of cash or a certified or official bank check in the amount of $________.

☐	Section 4(b). Net Issuance Exercise.

☐	Section 4(c).

Date:_______________

Signed:	________________________________________
(Name of Holder, Please Print)
________________________________________
(Address)
________________________________________
(Signature)

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

_______________________________
(Name)

_______________________________
(Address)

the attached Warrant, together with all right, title and interest therein to purchase _______ shares of the Common Stock, and does hereby irrevocably appoint ________________ as attorney-in-fact to transfer said Warrant on the books of _______________________, with full power of substitution in the premises.

Done this ______ day of ____________ 20____.

______________________________
(Signature)

______________________________
(Name and title)

______________________________

______________________________
(Address)